As filed with the Securities and Exchange Commission on August 10, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	22-3203193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3005 First Avenue
Seattle, Washington 98121
(206) 256-4545
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Mitchell H. Gold, M.D.
Chief Executive Officer
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
(206) 256-4545
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Richard F. Hamm, Jr.	Christopher M. Kelly
Dendreon Corporation	Jones Day
3005 First Avenue	901 Lakeside Avenue
Seattle, Washington 98121	Cleveland, Ohio 44114
Tel: (206) 256-4545	Tel: (216) 586-3939

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
Title of Each Class of	Amount to	Aggregate	Registration
Securities to be Registered	be Registered	Offering Price	Fee
4.75% Convertible Senior Subordinated Notes due 2014	$85,250,000	$85,250,000	$2,618
Common stock, par value $0.001(1)(2)	9,742,855	n/a	n/a

(1)	Also being registered are 9,742,855 shares of common stock, which consist of the maximum number of shares of common stock issuable upon conversion of the notes based on an initial conversion rate of 97.2644 shares per $1,000 principal amount of notes resulting in the isuance of 8,291,790 shares of common stock and up to an additional 1,451,065 shares of common stock issuable upon a fundamental change plus such indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the notes.

(2)	Also relates to preferred stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Rights Agreement between the Registrant and Mellon Investor Services LLC, dated September 18, 2002. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock, and, accordingly, no separate fee is paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2007

PROSPECTUS

$85,250,000

4.75% Convertible Senior Subordinated Notes due 2014
and the Common Stock Issuable upon Conversion of the Notes

Dendreon Corporation sold an aggregate of $85,250,000 in principal amount of its 4.75% Convertible Senior Subordinated Notes due 2014 to the initial purchaser in private placements consummated on June 11, 2007 and July 11, 2007. Purchasers of the notes, named as selling securityholders herein may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes, including the rights attached to the common stock.

The Offering:

The notes will bear interest at the rate of 4.75% per year, payable semiannually on June 15 and December 15 of each year, beginning December 15, 2007. The notes will mature on June 15, 2014. The notes will be subordinated in right of payment to all of our future senior indebtedness.

Convertibility of the Notes:

Holders may convert their notes into shares of our common stock at an initial conversion rate of 97.2644 shares for each $1,000 in notes, subject to adjustment, at any time prior to the close of business on the business day immediately preceding the stated maturity date. Holders who convert their notes in connection with certain fundamental changes may be entitled to a make whole premium upon conversion in some circumstances. Our common stock is quoted on the Nasdaq Global Market under the symbol “DNDN”. On August 9, 2007, the last quoted sale price of our common stock was $7.21 per share.

Purchase of the Notes by Us at the Option of the Holder:

If we experience a fundamental change, each holder may require us to purchase all or a portion of such holders’ notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page 4.

The date of this prospectus is          , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated information, as applicable. Neither the delivery of this prospectus nor any sales of the notes or common stock shall, under any circumstances, create any implication that there has been no change in the affairs of Dendreon Corporation after the date of this prospectus.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

References in this prospectus to “Dendreon,” “we,” “us” and “our” refer to Dendreon Corporation, a company incorporated in Delaware, and its subsidiary, unless the context otherwise requires.

References in this prospectus to our common stock include related rights under our stockholder rights plan.

Dendreon®, the Dendreon logo, Targeting Cancer, Transforming Livestm, Provenge®, Neuvengetm and the Antigen Delivery Cassettetm are our trademarks. All other trademarks appearing or incorporated by reference into this prospectus are the property of their respective owners.

SEC Review

In the course of review by the SEC of the shelf registration statement related to the notes and the common stock issuable upon conversion of the notes, we may be required to make changes to the description of our business, financial data or other information included or incorporated by reference in this prospectus. Comments by the SEC on the shelf registration statement may require modification or reformulation of the data or other information we present in this prospectus. Any such changes could be material.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our expectations and projections about future events and financial trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements, including, among other things:

•	whether the U.S. Food and Drug Administration’s review of our biologics license application will result in approval for licensure to allow us to begin marketing of Provenge;

•	whether we have adequate financial resources and access to capital to fund commercialization of Provenge and that of other potential product candidates we may develop;

•	our ability to successfully obtain regulatory approvals and commercialize our products that are under development and develop the infrastructure necessary to support commercialization if regulatory approvals are received;

•	our ability to successfully manufacture Provenge and other product candidates in necessary quantities with required quality;

•	our ability to complete and achieve positive results in ongoing and new clinical trials;

•	our dependence on single-source vendors for some of the components used in our product candidates, including the Antigen Delivery Cassette for Provenge;

•	the extent to which the costs of any products that we are able to commercialize will be reimbursable by third-party payors;

•	the extent to which pending or prospective lawsuits and/or governmental inquiries may require us to pay damages or other fines, which could harm our financial position;

•	the extent to which any products that we are able to commercialize will be accepted by the market;

•	our dependence on our intellectual property and ability to protect our proprietary rights and operate our business without conflicting with the rights of others;

•	the effect that any intellectual property litigation or product liability claims may have on our business and operating and financial performance;

•	our expectations and estimates concerning our future operating and financial performance;

•	the impact of competition and regulatory requirements and technological change on our business;

•	our ability to recruit and retain key personnel;

•	our ability to enter into future collaboration agreements;

•	anticipated trends in our business and the biotechnology industry generally; and

•	other factors set forth in our most recent Annual Report on Form 10-K and in our future filings made with the SEC, which are incorporated by reference into this prospectus, and the risk factors set forth in this prospectus.

In addition, in this prospectus and the documents incorporated by reference into this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “potential,” “continue,” or “opportunity,” the negative of these words or similar expressions, as they relate to us, our business, future financial or operating performance or our management, are intended to identify forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus.

Dendreon Corporation

Overview

We are a biotechnology firm focused on the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. Our portfolio includes active immunotherapy, monoclonal antibody and small molecule product candidates to treat a wide range of cancers. The product candidates most advanced in development are active immunotherapies designed to stimulate a patient’s immune system for the treatment of cancer. Our most advanced product candidate is Provenge (sipuleucel-T), an active cellular immunotherapy that has completed two Phase 3 trials for the treatment of asymptomatic, metastatic, androgen-independent (also known as hormone refractory) prostate cancer. We own worldwide commercialization rights for Provenge.

In September 2005, we announced plans to submit a biologics license application (“BLA”) to the U.S. Food and Drug Administration (“FDA”) to market Provenge. This decision followed a pre-BLA meeting in which we reviewed safety and efficacy data with the FDA from our two completed Phase 3 clinical trials for Provenge, D9901 and D9902A. In these discussions the FDA agreed that the survival benefit observed in the D9901 study in conjunction with the supportive data obtained from study D9902A and the absence of significant toxicity in both studies was sufficient to serve as the clinical basis of our BLA submission for Provenge. Provenge was granted Fast Track designation from the FDA for the treatment of asymptomatic, metastatic, androgen-independent prostate cancer patients, which enabled us to submit our BLA on a rolling basis.

On August 24, 2006, we submitted the clinical and non-clinical sections of our BLA and on November 9, 2006, we submitted the chemistry, manufacturing and controls (“CMC”) section, completing the submission of our BLA to the FDA for Provenge. On January 12, 2007, the FDA accepted our BLA filing and assigned Priority Review status for Provenge. The goal for reviewing a product with Priority Review status is six months from the filing date.

The FDA’s Cellular, Tissue and Gene Therapies Advisory Committee (the “Advisory Committee”) review of our BLA for the use of Provenge in the treatment of patients with asymptomatic, metastatic, androgen-independent prostate cancer was held on March 29, 2007. The Advisory Committee was unanimous (17 yes, 0 no) in its opinion that the submitted data established that Provenge is reasonably safe for the intended population and the majority (13 yes, 4 no) agreed that the submitted data provided substantial evidence of the efficacy of Provenge in the intended population.

On May 8, 2007, we received a Complete Response Letter from the FDA regarding our BLA. In its letter, the FDA requested additional clinical data in support of the efficacy claim contained in the BLA, as well as additional information with respect to the chemistry, manufacturing and controls (“CMC”) section of the BLA. As a result, our board of directors, on May 16, 2007, approved the reduction of company personnel that were focused on the near term commercialization activities of Provenge. This resulted in personnel reductions of approximately 18% of our total workforce, or the elimination of approximately 40 positions. In a meeting with the FDA on May 29, 2007, we received confirmation that the FDA will accept either a positive interim or final analysis of survival from our ongoing Phase 3 D9902B IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) study to support licensure of Provenge. These analyses are event driven, rather than time specific. We anticipate that interim results will be available from our IMPACT study in 2008.

The Special Protocol Assessment for the IMPACT study, as amended, has elevated survival to the primary endpoint. Approximately 500 men will be enrolled and men with asymptomatic or minimally symptomatic disease are eligible for the study. We have enrolled over 425 men in the IMPACT study and expect to complete enrollment during 2007.

Other potential product candidates we have under development include Neuvenge, our investigational active cellular immunotherapy for the treatment of patients with breast, ovarian and other solid tumors expressing HER2/neu. In addition, we have monoclonal antibody and small molecule product candidates in preclinical research and development programs.

We are a Delaware corporation originally incorporated in 1992 as Activated Cell Therapy, Inc. Our executive offices are located at 3005 First Avenue, Seattle, Washington, 98121, and our telephone number is (206) 256-4545.

The Notes

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Dendreon Corporation.

Notes	$85.25 million aggregate principal amount of 4.75% convertible senior subordinated notes due 2014.

Maturity	June 15, 2014.

Interest Payment Dates	The notes bear interest at 4.75% per year, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007.

Conversion Rights	The notes are convertible, at the option of the holder, at any time prior to the close of business on the business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of 97.2644 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $10.28. The conversion rate is subject to adjustment. In particular, holders who convert their notes in connection with certain fundamental changes may be entitled to a make whole premium in the form of additional shares of our common stock. See “Description of the Notes — Conversion Rights.”

Fundamental Change	If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date. See “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If a fundamental change as described below under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes” occurs, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with the fundamental change by issuing additional shares of our common stock upon conversion of the notes.

The amount of the make whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of the Notes — Make Whole Premium Upon a Fundamental Change.”

Ranking	The notes:

• are subordinated in right of payment to any future senior indebtedness;

• are effectively junior in right of payment to any debt and other liabilities of our existing subsidiary and any future subsidiaries, including trade payables;

• rank pari passu in right of payment with any other of our senior subordinated indebtedness; and

• rank prior in right of payment to any future subordinated indebtedness.

As of June 30, 2007, we had no indebtedness that would by its terms have constituted senior indebtedness.

The terms of the indenture under which the notes are issued do not limit our ability to incur additional debt, including senior indebtedness.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes. See “Use of Proceeds.”

Form and Denomination	The notes are issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Listing and Trading	The notes issued in the initial private offering are eligible for trading on The PORTAL Market. However, notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market. Our common stock is listed on the Nasdaq Global Market under the symbol “DNDN.”

DTC Eligibility	The notes were issued in book-entry-only form and are represented by one or more global securities, without interest coupons, deposited with, or on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of the Notes — Global Notes; Book Entry; Form.”

Material United States Federal Income Tax Considerations	For a discussion of material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material United States Federal Income Tax Considerations.”

For a description of our common stock, see “Description of Capital Stock — Common Stock.”

Investing in the notes and underlying shares of common stock involves risks. You should refer to “Risk Factors” for a discussion of certain risks you should consider before purchasing the notes.

RISK FACTORS

You should carefully consider the specific risk factors below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the notes. Some factors in this section are “forward looking statements.” See “Forward Looking Statements.”

Risks Relating to our Clinical and Commercialization Pursuits

Our near-term prospects are highly dependent on Provenge, our lead product candidate. If we fail to obtain FDA approval for Provenge or fail to successfully commercialize Provenge, our business would be harmed and our stock price would likely decline.

Our most advanced product candidate is Provenge, an active cellular immunotherapy for advanced prostate cancer. FDA approval of Provenge depends on, among other things, our manufacturing protocol and controls, composition of the product and the FDA finding the data from our completed Phase 3 clinical trials sufficient to support approval. On November 9, 2006, we completed our submission of a BLA for Provenge based primarily on the demonstration of a survival benefit over placebo with asymptomatic, metastatic androgen-independent prostate cancer in a Phase 3 study, D9901, as well as supportive evidence on survival from another Phase 3 study, D9902A. The BLA was accepted by the FDA on January 12, 2007 and granted priority review. On May 8, 2007, we received a Complete Response Letter from the FDA regarding our BLA. In its letter, the FDA requested additional clinical data in support of the efficacy claim contained in the BLA, as well as additional information with respect to the CMC section of the BLA. In a meeting with the FDA on May 29, 2007, we received confirmation that the FDA will accept either a positive interim or final analysis of survival from our ongoing Phase 3 D9902B IMPACT (IMunotherarpay for Prostate AdenoCarcinoma Treatment) study to support licensure of Provenge. The efficacy results from the IMPACT study may not meet either of these endpoints. Furthermore, the FDA may determine that our manufacturing staff, methods, facilities or raw materials are insufficient to warrant licensure. Finally, even if we receive FDA approval, we might not be successful in commercializing Provenge. If any of these things occur, our business would be harmed and the price of our common stock would likely decline.

Provenge and our other product candidates are based on novel technologies, which may raise new regulatory issues that could delay or make FDA approval more difficult.

The process of obtaining required FDA and other regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Provenge and our other investigational active immunotherapies are novel; therefore, regulatory agencies may lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of Provenge and our other active immunotherapy products under development.

To date, the FDA has not approved for commercial sale in the United States any active immunotherapy designed to stimulate an immune response against cancer. Consequently, there is no precedent for the successful commercialization of products based on our technologies in this area.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product.

Our product candidates in clinical trials must meet rigorous testing standards. We must demonstrate the safety and efficacy of our potential products through extensive preclinical and clinical testing. Clinical trials are subject to continuing oversight by governmental regulatory authorities and institutional review boards and must meet the requirements of these authorities in the United States, including those for informed consent and good clinical practices. We may not be able to comply with these requirements, which could disqualify completed or ongoing clinical trials. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of Provenge or our other product candidates, including the following:

•	safety and efficacy results from human clinical trials may show the product candidate to be less effective or safe than desired or those results may not be replicated in later clinical trials;

•	the results of preclinical studies may be inconclusive or they may not be indicative of results that will be obtained in human clinical trials;

•	after reviewing relevant information, including preclinical testing or human clinical trial results, we may abandon or substantially restructure projects that we might previously have believed to be promising;

•	we or the FDA may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks or for other reasons; and

•	the effects of our product candidates may not be the desired effects or may include undesirable side effects or other characteristics that interrupt, delay or cause us or the FDA to halt clinical trials or cause the FDA or foreign regulatory authorities to deny approval of the product candidate for any or all target indications.

Data from our completed clinical trials and from our ongoing D9902B (IMPACT) study may not be sufficient to support approval by the FDA for Provenge or our other product candidates. The ongoing clinical trials of Provenge or our other product candidates may not be completed as or when planned, and the FDA may not approve any of our product candidates for commercial sale. If we fail to demonstrate the safety or efficacy of a product candidate to the satisfaction of the FDA, this will delay or prevent regulatory approval of that product candidate. Therefore, any delay in obtaining, or inability to obtain, FDA approval of any of our product candidates could materially harm our business and cause our stock price to decline.

The FDA or its Advisory Committee may determine our clinical trials data regarding safety or efficacy are insufficient for regulatory approval.

We discuss with and obtain guidance from regulatory authorities on certain of our clinical development activities. These discussions are not binding obligations on the part of regulatory authorities. Under certain circumstances, regulatory authorities may revise or retract previous guidance during the course of our clinical activities or after the completion of our clinical trials. The FDA may also disqualify a clinical trial in whole or in part from consideration in support of approval of a potential product for commercial sale or otherwise deny approval of that product. Even if we obtain successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. Prior to regulatory approval, the FDA may elect to obtain advice from outside experts regarding scientific issues and/or marketing applications under FDA review. These outside experts are convened through the FDA’s Advisory Committee process. An Advisory Committee will report to the FDA and make recommendations. Views of the Advisory Committee may differ from those of the FDA. Provenge was reviewed by the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee on March 29, 2007. The Advisory Committee was unanimous (17 yes, 0 no) in its opinion that the submitted data established that PROVENGE is reasonably safe for the intended population and the majority (13 yes, 4 no) agreed that the submitted data provided substantial evidence of the efficacy of Provenge in the intended population. On May 8, 2007, we received a Complete Response Letter from the FDA regarding our BLA. If we amend our BLA to submit additional data, the FDA may determine to again convene an Advisory Committee to review the amended application. We may not obtain approval of our BLA for Provenge from the FDA because an Advisory Committee advises against it or because the FDA’s view of our BLA differs from that of an Advisory Committee.

We may take longer to complete our clinical trials than we project, or we may not be able to complete them at all.

A number of factors, including unexpected delays in the initiation of clinical sites, slower than projected enrollment, competition with ongoing clinical trials and scheduling conflicts with participating clinicians, regulatory requirements, limits on manufacturing capacity and failure of a product candidate to meet required standards for administration to humans may cause significant delays in the completion of our clinical trials. In addition, it may take longer than we project to achieve study endpoints and complete data analysis for a trial. Even if our product candidates proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed.

We rely on academic institutions, physician practices and clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We have less control over the timing and other aspects of these clinical trials than if we conducted the monitoring and supervision entirely on our own. Third parties may not perform their responsibilities for our clinical trials on our anticipated schedule or consistent with a clinical trial protocol or applicable regulations. We also rely on clinical research organizations to perform much of our data management and analysis. They may not provide these services as required or in a timely manner.

If we fail to complete or experience delays in our ongoing clinical trial for Provenge, our ability to conduct our business as currently planned could materially suffer. Our development costs will increase if we are required to complete additional or larger clinical trials for Provenge prior to FDA approval or with respect to other product candidates. If the delays or costs are significant, our financial results and our ability to commercialize Provenge or our other product candidates will be adversely affected.

If we encounter difficulties enrolling patients in our clinical trials, our trials could be delayed or otherwise adversely affected.

Clinical trials for our product candidates may require that we identify and enroll a large number of patients with the disease under investigation. We may not be able to enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a study, to complete our clinical trials in a timely manner. We have in the past experienced some difficulty in enrollment in our clinical trials due to the criteria specified for eligibility for these trials, and we may encounter these difficulties in our ongoing clinical trials for Provenge or our other product candidates.

Patient enrollment is affected by factors including:

•	design of the trial protocol;

•	the size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the product candidate under study;

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	proximity and availability of clinical trial sites for prospective patients.

If we have difficulty enrolling a sufficient number or diversity of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing or planned clinical trials, either of which would have a negative effect on our business.

We must expand our operations to commercialize our products, and we may encounter unexpected costs or difficulties.

We will need to expand and effectively manage our operations and facilities and develop the necessary infrastructure to commercialize Provenge and pursue development of our other product candidates. We will need to further invest in our manufacturing facilities, and information technology systems, develop a distribution network and hire additional personnel related to these functions. In July 2006, we completed the initial phased build-out of our facility in New Jersey that will provide manufacturing capabilities and related supporting facilities, as well as clean rooms. In February 2007, we began production of Provenge at this facility for clinical use. We will also need to add quality control, quality assurance, marketing and sales personnel, and personnel in all other areas of our operations, which may strain our existing managerial, operational, financial and other resources.

We have no experience in commercial-scale manufacturing, the installation and management of large-scale information technology systems, or the management of a large-scale distribution network. We also have no experience in sales, marketing or distribution of products in commercial quantities. As we begin to build our sales capability in anticipation of the approval and commercial launch of Provenge, we may be unable to successfully recruit an adequate number of qualified sales representatives or retain a third party to provide sales, marketing or distribution resources.

If we fail to manage our growth effectively, recruit required personnel or expand our operations within our planned time and budget, our product development and commercialization efforts for Provenge or our other product candidates could be curtailed or delayed.

Risks Relating to our Financial Position and Need for Additional Financing

We have a history of operating losses. We expect to continue to incur losses for the near future, and we may never become profitable.

At June 30, 2007, we had an accumulated deficit of $445.5 million. We do not have any products that generate revenue from commercial product sales. Operating losses have resulted principally from costs incurred in pursuing our research and development programs, clinical trials, manufacturing, marketing and general and administrative expenses in support of operations. We do not expect to achieve commercial product sales until and unless the FDA approves Provenge for commercial sale. We expect to incur additional operating losses over the next few years, and these losses may increase significantly as we continue preclinical research and clinical trials, apply for regulatory approvals, expand our operations and develop the manufacturing and marketing infrastructure to support commercialization of Provenge and our other potential product candidates. These losses have caused and losses will continue to cause our stockholders’ equity and working capital to decrease.

We may not be successful in commercializing any of our product candidates, and our operations may not be profitable even if any of our product candidates are commercialized.

We are likely to require additional funding, and our future access to capital is uncertain.

It is expensive to develop and commercialize cancer immunotherapy, monoclonal antibody and small molecule product candidates. We plan to continue to simultaneously conduct clinical trials and preclinical research for a number of product candidates. Our product development efforts may not lead to commercial products, either because our product candidates fail to be found safe or effective in clinical trials or because we lack the necessary financial or other resources or relationships to pursue our programs through commercialization. Even if commercialized, a product may not achieve revenues that exceed the costs of producing and selling it. Our capital and future cash flow may not be sufficient to support the expenses of our operations and we may need to raise additional capital depending on a number of factors, including the following:

•	the costs of developing the manufacturing, marketing and other supporting resources and systems to support FDA approval of Provenge;

•	our timetable and costs for the development of marketing, manufacturing, information technology and other infrastructure and activities related to the commercialization of Provenge;

•	the rate of progress and cost of our research and development and clinical trial activities;

•	the introduction of competing products and other adverse market developments; and

•	whether we enter into a collaboration for the commercialization of Provenge.

We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds, we may have to delay, reduce or eliminate some of our clinical trials and our development programs. If we raise additional funds by issuing equity or equity-linked securities, further dilution to our existing stockholders will result. In addition, the expectation of future dilution as a result of our offering of securities convertible into equity securities may cause our stock price to decline.

Our substantial indebtedness could adversely affect our financial condition.

In June and July 2007, we sold an aggregate of $85.25 million in senior subordinated convertible notes, which bear interest annually at the rate of 4.75%. Our substantial indebtedness and debt service requirements annually may adversely impact our business, operations and financial condition in the future. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the convertible notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to raise additional funds to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate or to pursue certain strategic opportunities that may present themselves; or

•	limit our ability to borrow additional funds.

Our stockholders may be diluted by the conversion of our outstanding convertible notes.

In June and July 2007, we sold an aggregate of $85.25 million in principal amount of our 4.75% senior subordinated convertible notes. The holders of the notes may choose at any time to convert their notes into common stock prior to maturity in June 2014. The notes are convertible into our common stock, initially at the conversion price of $10.28 per share, equal to a conversion rate of approximately 97.2644 shares per $1,000 principal amount of the notes. The number of shares of common stock issuable upon conversion of the notes, and therefore the dilution of existing common stockholders, could increase under certain circumstances described in the indenture under which the notes were issued; however, the number of shares of common stock issued will not exceed 114.2857 per $1,000 principal amount, subject to adjustment for certain changes in capitalization by us. Conversion of our convertible notes would result in issuance of additional shares of common stock, diluting existing common stockholders.

We may elect to issue additional shares of our common stock or other securities that may be convertible into our common stock, which could result in further dilution to our existing stockholders.

The selling securityholders are presently offering, through this prospectus, $85.25 million in unregistered convertible notes, which may be exchanged for shares of our common stock upon certain conditions. In addition, we may sell from time to time up to $200 million in a combination of common stock, preferred stock, warrants to purchase securities and debt securities, any of which may be convertible or exchangeable for another security, under existing shelf registration statements. Future sales of our common stock will depend primarily on the market price of our common stock, the terms we may receive upon the sale of debt or convertible securities, the interest in our company by institutional investors and our cash needs. In addition, we may register additional securities with the SEC for sale in the future. Each of our issuances of common stock or securities convertible into common stock to investors under a registration statement or otherwise will proportionately decrease our existing stockholders’ percentage ownership of our total outstanding equity interests and may reduce our stock price.

Risks Related to Regulation of our Industry

The industry within which we operate and our business is subject to extensive regulation, which is costly, time consuming and may subject us to unanticipated delays.

Our business, including preclinical studies, clinical trials and manufacturing, is subject to extensive regulation by the FDA and comparable authorities outside the United States. Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of a potential product. The FDA regulates preclinical studies under a series of regulations called the current Good Laboratory Practices. If we violate these regulations, the FDA, in some cases, may not accept the studies and require that we replicate those studies.

An IND must become effective before human clinical trials may commence. The IND application is automatically effective 30 days after receipt by the FDA unless, before that time, the FDA raises concerns or questions about the product’s safety profile or the design of the trials as described in the application. In the latter case, any outstanding concerns must be resolved with the FDA before clinical trials can proceed. Thus, the submission of an IND may not result in FDA authorization to commence clinical trials in any given case. After authorization is received, the FDA retains authority to place the IND, and clinical trials under that IND, on clinical hold. If we are unable to commence clinical trials or clinical trials are delayed indefinitely, we would be unable to develop our product candidates and our business would be materially harmed.

Commercialization of our product candidates in the United States requires FDA approval, which may not be granted, and foreign commercialization requires similar approvals.

The FDA can delay, limit or withhold approval of a product candidate for many reasons, including the following:

•	a product candidate may not demonstrate sufficient safety in human trials or efficacy in treatment;

•	the FDA may interpret data from preclinical testing and clinical trials in different ways than we interpret the data or may require additional and/or different categories of data than what we obtained in our clinical trials;

•	the FDA may require additional information about the efficacy, safety, purity, stability, identity or functionality of a product candidate;

•	the FDA may not approve our manufacturing processes or facilities or the processes or facilities of our contract manufacturers; and

•	the FDA may change its approval policies or adopt new regulations.

The FDA also may approve a product for fewer indications than are requested or may condition approval on the performance of post-approval clinical studies. Even if we receive FDA and other regulatory approvals, our products may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw those products from the market. Any product and its manufacturer will continue to be subject to strict regulations after approval, including but not limited to, labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping requirements. Any problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market. The process of obtaining approvals in foreign countries is subject to delay and failure for many of the same reasons.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for product candidates could prevent us from selling our products in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement outside the United States vary greatly from country to country. The time required to obtain approvals outside the United States may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA and foreign regulatory authorities could require additional testing. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our products and may have a material adverse effect on our results of operations and financial condition.

Even if approved, Provenge and any other product we may commercialize and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our products. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory, the FDA may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to fulfill. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required.

The availability and amount of reimbursement for our product candidates and the manner in which government and private payers may reimburse for our potential products is uncertain.

We expect that many of the patients who seek treatment with Provenge or any other of our products that are approved for marketing will be eligible for Medicare benefits. Other patients may be covered by private health plans or uninsured. The application of existing Medicare regulations, and interpretive coverage and payment determinations to newly approved products, especially novel products such as ours, is uncertain, and those regulations and interpretive determinations are subject to change. The Medicare Prescription Drug, Improvement, and Modernization Act (the “Medicare Modernization Act”), enacted in December 2003, provides for a change in reimbursement methodology that reduces the Medicare reimbursement rates for many drugs, including oncology therapeutics, which may adversely affect reimbursement for Provenge, if it is approved for sale, or our other product candidates. If we are unable to obtain or retain adequate levels of reimbursement from Medicare or from private health plans, our ability to sell Provenge and our other potential products will be adversely affected. Medicare regulations and interpretive determinations also may determine who may be reimbursed for certain services. This may adversely affect our ability to market or sell Provenge or our other potential products, if approved.

Federal, state and foreign governments continue to propose legislation designed to contain or reduce health care costs. Legislation and regulations affecting the pricing of products like our potential products may change further or be adopted before Provenge or any of our potential products are approved for marketing. Cost control initiatives by governments or third party payers could decrease the price that we receive for any one or all of our potential products or increase patient coinsurance to a level that makes Provenge and our other products under development unaffordable. In addition, government and private health plans persistently challenge the price and cost-effectiveness of therapeutic products. Accordingly, these third parties may ultimately not consider Provenge or any or all of our products under development to be cost-effective, which could result in products not being covered under their health plans or covered only at a lower price. Any of these initiatives or developments could prevent us from successfully marketing and selling any of our potential products. We are unable to predict what impact the Medicare Modernization Act or other future regulation or third party payer initiatives, if any, relating to reimbursement for Provenge or any of our other potential products will have on sales of Provenge or those other product candidates, if any of them are approved for sale.

The pharmaceutical and medical device industries are subject to significant regulation in the United States.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical and medical device industries in recent years. These laws include antikickback statutes and false claims statutes.

The federal health care program antikickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from antikickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. The majority of states also have statutes or regulations similar to the federal antikickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Manufacturing Activities

We have no commercial or other large-scale manufacturing experience.

To be successful, our product candidates must be capable of being manufactured in sufficient quantities, in compliance with regulatory requirements and at an acceptable cost. We have no commercial or other large-scale manufacturing experience. We currently rely on third parties for certain aspects of the commercial and clinical trial manufacture of Provenge and its components and our other product candidates. In July 2006, we completed the initial phase of the build out for our facility in Morris Plains, New Jersey, which includes commercial manufacturing space. In February 2007, we began production of Provenge at this facility for clinical use. We must hire and train a significant number of employees and comply with applicable regulations for our facilities, which are extensive. A limited number of contract manufacturers are capable of manufacturing the components of Provenge or the final manufacture of Provenge. If we encounter delays or difficulties with manufacturers and cannot manufacture the contracted components or product candidate ourselves, we may not be able to conduct clinical trials as planned or to meet demand for Provenge, if it is approved, any of which could harm our business.

We will need to demonstrate that Provenge manufactured at our new facility is comparable to Provenge used in clinical trials.

In addition to increased production efforts, we may make manufacturing changes to the components or to the manufacturing process for Provenge. These changes could result in delays in the development or regulatory approval of Provenge or in reduction or interruption of commercial sales, in the event Provenge is approved, any of which could materially harm our business. We will be required to demonstrate product comparability for each manufacturing site. The FDA may require additional testing beyond what we propose.

We intend to rely on results of preclinical studies and clinical trials performed using the form of the product candidate produced using the prior formulation or production method or at the prior scale. Depending upon the type and degree of differences between manufacturing processes or component substitutions for a product candidate, we may be required to conduct additional studies or clinical trials to demonstrate that the new method(s) or substitute component or product candidate is sufficiently similar to the previously produced material.

We and our contract manufacturers are subject to significant regulation with respect to manufacturing of our products.

All of those involved in the preparation of a therapeutic drug for clinical trials or commercial sale, including our existing contract manufacturer for the Antigen Delivery Cassette used in Provenge, and clinical trial investigators, are subject to extensive regulation by the FDA. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP, a series of complex regulations. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Our facilities and quality systems and the facilities and quality systems of some or all of our third party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of FDA approval of Provenge or any of our other potential products. In addition, the FDA may, at any time, audit or inspect a manufacturing facility involved with the preparation of Provenge or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. The FDA also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulation occurs independent of such an inspection or audit, we or the FDA may require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could harm our business.

Expansion of our production capabilities or facilities might also require reexamination of our manufacturing processes.

We must rely at present on relationships with third-party contract manufacturers, which will limit our ability to control the availability of, and manufacturing costs for, our product candidates in the near-term.

We will rely upon contract manufacturers for components of Provenge for commercial sale, if it is approved for sale. Problems with any of our or our contract manufacturers’ facilities or processes could result in failure to produce or a delay in production of adequate supplies of antigen, components or finished Provenge. This could delay or reduce commercial sales and harm our business. Any prolonged interruption in the operations of our or our contract manufacturers’ facilities could result in cancellation of shipments, loss of components in the process of being manufactured or a shortfall in availability of a product. A number of factors could cause interruptions, including the inability of a supplier to provide raw materials, equipment malfunctions or failures, damage to a facility due to natural disasters, changes in FDA regulatory requirements or standards that require modifications to our manufacturing processes, action by the FDA or by us that results in the halting or slowdown of production of components or finished product due to regulatory issues, a contract manufacturer going out of business or failing to produce product as contractually required or other similar factors. Because manufacturing processes are highly complex and are subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our contract manufacturers’ manufacturing and supply of components could delay our clinical trials, increase our costs, damage our reputation and, for Provenge, if it is approved for sale, cause us to lose revenue or market share if we are unable to timely meet market demands.

Further our contract manufacturers are not in compliance with regulatory requirements at any stage, including post-marketing approval, we may be fined, forced to remove a product from the market and/or experience other adverse consequences, including delays, which could materially harm our financial results.

We use hazardous materials in our business and must comply with environmental laws and regulations, which can be expensive.

Our operations produce hazardous waste products, including chemicals and radioactive and biological materials. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these materials complies with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. We generally contract with third parties for the disposal of such substances and store our low level radioactive waste at our facilities until the materials are no longer considered radioactive. We may be required to incur further costs to comply with current or future environmental and safety regulations. In addition, in the event of accidental contamination or injury from these materials, we could be held liable for any damages that result and any such liability could exceed our resources.

Risks from Competitive Factors

Our competitors may develop and market products that are less expensive, more effective, safer or reach the market sooner, which may diminish or eliminate the commercial success of any products we may commercialize.

Competition in the cancer therapeutics field is intense and is accentuated by the rapid pace of advancements in product development. We anticipate that we will face increased competition in the future as new companies enter our markets. Some competitors are pursuing a product development strategy competitive with ours. Certain of these competitive products may be in a more advanced stage of product development and clinical trials. In addition, we compete with other clinical-stage companies and institutions for clinical trial participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical trial participants could adversely affect our ability to bring a product to market prior to our competitors. Further, research and discoveries by others may result in breakthroughs that render Provenge or our other potential products obsolete even before they begin to generate any revenue.

There are products currently under development by others that could compete with Provenge or other products that we are developing. For example, Cell Genesys, Inc., GPC Biotech AG, Novacea, Inc., and Northwest Biotherapeutics, Inc. are developing prostate cancer therapeutics that could potentially compete directly or indirectly with Provenge. Other products such as chemotherapeutics, antisense compounds, angiogenesis inhibitors and gene therapies for cancer are also under development by a number of companies and could potentially compete with Provenge and our other product candidates. A chemotherapeutic, Taxotere® (docetaxel) Injection Concentrate, was approved by the FDA in 2004 for the therapeutic treatment of metastatic, androgen-independent prostate cancer. In addition, many universities and private and public research institutes may become active in cancer research, some of which are in direct competition with us.

Some of our competitors in the cancer therapeutics field have substantially greater research and development capabilities and manufacturing, marketing, financial and managerial resources than we do. In addition, our competitors may obtain patent protection or FDA approval and commercialize products more rapidly than we do, which may impact future sales of our products. If we are permitted by the FDA to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect that competition among products approved for sale will be based, among other things, on product efficacy, price, safety, reliability, availability, patent protection, and sales, marketing and distribution capabilities. Our profitability and financial position will suffer if our products receive regulatory approval, but cannot compete effectively in the marketplace.

Our products may not be accepted in the marketplace; therefore, we may not be able to generate significant revenue, if any.

Even if Provenge or any of our other potential products is approved and sold, physicians and the medical community may not ultimately use it or may use it only in applications more restricted than we expect. Our products, if successfully developed, will compete with a number of traditional products and immunotherapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products will also compete with new products currently under development by such companies and others. Physicians will only prescribe a product if they determine, based on experience, clinical data, side effect profiles and other factors, that it is beneficial and preferable to other products currently in use. Many other factors influence the adoption of new products, including marketing and distribution restrictions, course of treatment, adverse publicity, product pricing, the views of thought leaders in the medical community, and reimbursement by government and private third party payers.

Failure to retain key personnel could impede our ability to develop our products and to obtain new collaborations or other sources of funding.

We depend, to a significant extent, on the efforts of our key employees, including senior management and senior scientific, clinical, regulatory and other personnel. The development of new therapeutic products requires expertise from a number of different disciplines, some of which are not widely available.

We depend upon our scientific staff to discover new product candidates and to develop and conduct preclinical studies of those new potential products. Our clinical and regulatory staff is responsible for the design and execution of clinical trials in accordance with FDA requirements and for the advancement of our product candidates toward FDA approval and submission of data supporting approval. The quality and reputation of our scientific, clinical and regulatory staff, especially the senior staff, and their success in performing their responsibilities, may directly influence the success of our product development programs. In addition, our Chief Executive Officer and other executive officers are involved in a broad range of critical activities, including providing strategic and operational guidance. The loss of these individuals, or our inability to retain or recruit other key management and scientific, clinical, regulatory and other personnel, may delay or prevent us from achieving our business objectives. We face intense competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations.

Risks Relating to Collaboration Arrangements

If we fail to enter into any needed collaboration agreements for our product candidates, we may be unable to commercialize them effectively or at all.

To successfully commercialize Provenge, we will need substantial financial resources and we will need to develop or access expertise and physical resources and systems, including expanding our manufacturing facilities, a distribution network, an information technology platform and sales and marketing and other resources that we currently do not have or may be in the process of developing. We may elect to develop some or all of these physical resources and systems and expertise ourselves or we may seek to collaborate with another biotechnology or pharmaceutical company that can provide some or all of such physical resources and systems as well as financial resources and expertise. Such collaborations are complex and any potential discussions may not result in a definitive agreement for many reasons. For example, whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of our Provenge clinical trials, the potential market for Provenge, the costs and complexities of manufacturing and delivering Provenge to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. If we were to determine that a collaboration for Provenge is necessary and were unable to enter into such a collaboration on acceptable terms, we might elect to delay or scale back the commercialization of Provenge in order to preserve our financial resources or to allow us adequate time to develop the required physical resources and systems and expertise ourselves.

If we enter into a collaboration agreement we consider acceptable, the collaboration may not proceed as quickly, smoothly or successfully as we plan. The risks in a collaboration agreement for Provenge include the following:

•	the collaborator may not apply the expected financial resources or required expertise in developing the physical resources and systems necessary to successfully commercialize Provenge;

•	the collaborator may not invest in the development of a sales and marketing force and the related infrastructure at levels that ensure that sales of Provenge reach their full potential;

•	disputes may arise between us and a collaborator that delay the commercialization of Provenge or adversely affect its sales or profitability; or

•	the collaborator may independently develop, or develop with third parties, products that could compete with Provenge.

With respect to a collaboration for Provenge or any of our other product candidates, we are dependent on the success of our collaborators in performing their respective responsibilities and the continued cooperation of our collaborators. Our collaborators may not cooperate with us to perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us. Disputes may arise between us and our collaborators that delay the development and commercialization of our product candidates. In addition, a collaborator for Provenge may have the right to terminate the collaboration at its discretion. Any termination may require us to seek a new collaborator, which we may not be able to do on a timely basis, if at all, or require us to delay or scale back the commercialization efforts. The occurrence of any of these events could adversely affect the commercialization of Provenge and harm our business and stock price by delaying the date on which sales of the product may begin, if it is approved by the FDA, by slowing the pace of growth of such sales, by reducing the profitability of the product or by adversely affecting the reputation of the product in the market.

Risks in Protecting our Intellectual Property

If we are unable to protect our proprietary rights or to defend against infringement claims, we may not be able to compete effectively or operate profitably.

We invent and develop technologies that are the basis for or incorporated in our potential products. We protect our technology through United States and foreign patent filings, trademarks and trade secrets. We have issued patents, and applications for U.S. and foreign patents in various stages of prosecution. We expect that we will continue to file and prosecute patent applications and that our success depends in part on our ability to establish and defend our proprietary rights in the technologies that are the subject of issued patents and patent applications.

The fact that we have filed a patent application or that a patent has issued, however, does not ensure that we will have meaningful protection from competition with regard to the underlying technology or product. Patents, if issued, may be challenged, invalidated, declared unenforceable or circumvented. In addition, our pending patent applications as well as those we may file in the future may not result in issued patents. Patents may not provide us with adequate proprietary protection or advantages against competitors with, or who could develop, similar or competing technologies or who could design around our patents.

We also rely on trade secrets and know-how that we seek to protect, in part, through confidentiality agreements. Our policy is to require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality agreements from companies that receive our confidential data. For employees, consultants and contractors, we require confidentiality agreements providing that all inventions conceived while rendering services to us shall be assigned to us as our exclusive property. It is possible, however, that these parties may breach those agreements, and we may not have adequate remedies for any breach. It is also possible that our trade secrets or know-how will otherwise become known to or be independently developed by competitors.

We are also subject to the risk of claims, whether meritorious or not, that our immunotherapy candidates infringe or misappropriate third party intellectual property rights. If we are found to infringe or misappropriate third party intellectual property, we could be required to seek a license or discontinue our products or cease using certain technologies or delay commercialization of the affected product(s), and we could be required to pay substantial damages, which could materially harm our business.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a relatively small company in an industry dominated by very large companies may cause us to be at a disadvantage in defending our intellectual property rights and in defending against claims that our immunotherapy candidates infringe or misappropriate third party intellectual property rights. Even if we are able to defend our position, the cost of doing so may adversely affect our profitability. We have not yet experienced patent litigation. This may reflect, however, the fact that we have not yet commercialized any products. We may in the future be subject to such litigation and may not be able to protect our intellectual property at a reasonable cost if such litigation is initiated. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We are exposed to potential product liability claims, and insurance against these claims may not be available to us at a reasonable rate in the future.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing, marketing and sale of therapeutic products. We have clinical trial insurance coverage, and we intend to obtain commercial product liability insurance coverage in the future. However, this insurance coverage may not be adequate to cover claims against us or available to us at an acceptable cost, if at all. Regardless of their merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. Thus, whether or not we are insured, a product liability claim or product recall may result in losses that could be material.

Risks Relating to an Investment in Our Common Stock

We are currently subject to certain pending litigation, a stockholder demand and a government investigation and may be subject to similar claims in the future.

Four proposed securities class action suits have been filed in The United States District Court for the Western District of Washington, which name our company, and our chief executive officer and/or certain of our executive officers and members of our board and purport to state claims for securities law violations stemming from our disclosures related to Provenge and the FDA’s actions regarding our pending BLA for Provenge. In addition, we have received a letter from counsel to one of our stockholders demanding our board of directors investigate certain allegations of wrongful disclosure and insider trading stemming from our disclosures regarding our correspondence with the FDA during the first half of 2007 pertaining to the our BLA filed with the FDA for Provenge. A derivative suit has also been filed in the State of Washington against all of the members of our Board of Directors, and us as a nominal defendant, alleging breaches of fiduciary duties and failure to control the alleged wrongful actions of the Company. We are also the subject of a pending informal inquiry by the New York Regional Office of the SEC, which appears to be related to disclosures regarding our BLA and trading in our stock. It is possible that additional suits will be filed, or allegations received from stockholders, with respect to these same matters and also naming our company and/or our executive officers and directors. We cannot predict the outcome of any of these suits or the SEC’s investigation. Monitoring and defending against legal actions, whether or not meritorious, and responding to government inquiries and considering stockholder demands is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, legal fees and costs incurred in connection with such activities is costly. We are not currently able to estimate the possible cost to us from these matters, as these suits and the investigation are currently at an early stage and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages or fines that we may be required to pay. We have not established any reserves for any potential liability relating to the suits or other claims related to the same matters. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to our interests on these actions and/or the SEC inquiry could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position.

Market volatility may affect our stock price, and the value of an investment in our common stock may be subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends on a number of factors, including the following, many of which are beyond our control:

•	timing and the final outcome of FDA review of our BLA for Provenge;

•	the progression and tenor of our discussions with the FDA regarding our BLA for Provenge;

•	preclinical and clinical trial results and other product development activities;

•	our historical and anticipated operating results, including fluctuations in our financial and operating results;

•	changes in government regulations affecting product approvals, reimbursement or other aspects of our or our competitors’ businesses;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	developments concerning our key personnel and intellectual property rights;

•	announcements regarding significant collaborations or strategic alliances;

•	publicity regarding actual or potential performance of products under development by us or our competitors;

•	market perception of the prospects for biotechnology companies as an industry sector; and

•	general market and economic conditions.

In addition, during periods of extreme stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to their individual operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Anti-takeover provisions in our charter documents and under Delaware law and our stockholders’ rights plan could make an acquisition of us, which may be beneficial to our stockholders, more difficult.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as “Series A Junior Participating Preferred Stock,” and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. This may delay any attempt to replace our board of directors. We have also implemented a stockholders’ rights plan, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to a third party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock. Our board of directors has approved employment agreements with our executive officers that include change of control provisions that provide severance benefits in the event that their employment terminates involuntarily without cause or for good reason within twelve months after a change of control of us. These agreements could affect the terms of a third party acquisition.

We are also subject to provisions of Delaware law that could have the effect of delaying, deferring or preventing a change in control of our company. One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years from the date the person becomes an interested stockholder, unless specified conditions are satisfied.

Risks Related to the Notes

The notes will be subordinated to any future senior indebtedness.

The notes are unsecured and contractually subordinated in right of payment to any future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of additional senior indebtedness (or any other indebtedness). Any significant additional senior indebtedness incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of June 30, 2007, we had no senior indebtedness outstanding. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.

The notes are effectively subordinated to the liabilities of our existing subsidiary and any of our future subsidiaries.

The notes are not guaranteed by our existing subsidiary or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiaries. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes and any indebtedness that is senior in right of payment to the notes. Further, there can be no assurances that future working capital, any borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of the Notes — Make Whole Premium Upon a Fundamental Change.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Income Tax Considerations.”

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active or liquid trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

USE OF PROCEEDS

All sales of the notes or common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Fiscal Year Ended December 31,					Six Months Ended
	2002	2003	2004	2005	2006	June 30, 2007

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of amortization of debt financing costs, interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings (as defined) for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and the six months ended June 30, 2007 were insufficient to cover fixed charges by $89,543, $79,386, $73,931, $24,534, $22,433 and $51,288 (in thousands), respectively.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq Global Market under the symbol “DNDN.” The following table shows the high and low closing sale prices for our common stock as reported by the Nasdaq Global Market during the periods indicated:

	High	Low

Year Ended December 31, 2004
First Quarter	$15.88	$7.98
Second Quarter	$16.72	$9.34
Third Quarter	$12.36	$7.23
Fourth Quarter	$13.36	$7.52
Year Ended December 31, 2005
First Quarter	$11.04	$5.34
Second Quarter	$6.48	$4.31
Third Quarter	$7.37	$5.05
Fourth Quarter	$7.00	$4.79
Year Ended December 31, 2006
First Quarter	$5.85	$4.22
Second Quarter	$4.86	$3.68
Third Quarter	$5.17	$4.09
Fourth Quarter	$5.77	$3.98
Year Ended December 31, 2007
First Quarter	$12.93	$3.65
Second Quarter	$23.58	$5.54
Third Quarter (through August 9, 2007)	$8.15	$7.15

On August 9, 2007, the last reported closing sale price of our common stock on the Nasdaq Global Market was $7.21 per share.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our board of directors and will depend upon our financial condition, results of operations, capital requirements and other factors.

CAPITALIZATION

The following table shows:

•	our actual capitalization as of June 30, 2007, which includes our issuance and sale of $75.0 million aggregate principal amount of notes, and our capitalization on an adjusted basis after the exercise of the over allotment resulting in the sale of $10.25 million aggregate principle amount of notes.

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference herein.

	As of June 30, 2007
	Actual	As Adjusted
	(In thousands, except share data)

Long-term debt:
4.75% convertible subordinated notes due 2014	$75,000	$85,250
Capital lease obligations and other long-term debt, less current portion	13,714	13,714
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 82,910,023 shares issued and outstanding at June 30, 2007(1)	82	82
Additional paid-in capital	527,590	527,590
Accumulated other comprehensive loss	(92)	(92)
Accumulated deficit	(445,468)	(445,468)

Total stockholders’ equity	$82,112	$82,112

Total capitalization	$170,826	$181,076

(1)	Does not include (i) 4,685,778 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2007 with a weighted average exercise price of $7.61 per share (of which 3,474,212 shares of our common stock were subject to exercisable options as of June 30, 2007 with a weighted average exercise price of $8.51 per share), (ii) 1,605,873 shares of restricted stock outstanding, but unvested, as of June 30, 2007, (iii) 2,444,772 shares of common stock reserved for stock options and other awards to be issued in the future under our stock option plans and our employee stock purchase plan, (iv) 1,000 shares subject to outstanding warrants as of June 30, 2007, and (v) the shares of common stock issuable upon conversion of the notes offered hereby.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of June 11, 2007, between us, as issuer, and The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “Dendreon” refer only to Dendreon Corporation and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a holder. A copy of the indenture, including a form of the notes, is available upon request to us.

General

The notes are unsecured senior subordinated obligations of Dendreon. The notes are limited to $85,250,000 aggregate principal amount. The notes will mature on June 15, 2014. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee.

The notes bear cash interest at the rate of 4.75% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007, to holders of record at the close of business on the June 1 or the December 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on December 15, 2007, will include interest from June 11, 2007 through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior indebtedness (as defined below) or other indebtedness, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Make-Whole Premium Upon a Fundamental Change” below.

Subordination of Notes

Ranking

The notes are unsecured obligations and are:

•	Subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our future senior indebtedness,

•	Equal in right of payment with any future senior subordinated indebtedness, and

•	Senior in right of payment to all of our existing and future subordinated indebtedness.

The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	A default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	Any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•	in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice; and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

The notes are our exclusive obligations.

Our subsidiaries are separate and distinct legal entities. Our existing subsidiary and any future subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of our existing subsidiary and any future subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 30, 2007, we had no indebtedness outstanding that would have constituted senior indebtedness.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

“designated senior indebtedness” means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

“indebtedness” means, without duplication:

(1) all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof) (other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services);

(2) all of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities (contingent or otherwise)

(a) in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

(b) as lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us), or

(c) under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property

(whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(4) all of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5) all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

(6) any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

(7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

“senior indebtedness” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Dendreon, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Dendreon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

(2) any indebtedness of Dendreon to any of its subsidiaries; and

(3) any obligation for federal, state, local or other taxes.

Conversion Rights

Holders may convert their notes into shares of our common stock prior to the close of business on the business day immediately preceding the stated maturity date based on an initial conversion rate of 97.2644 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.28 per share). The conversion rate will be subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $0.001. See “Description of Capital Stock” below.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving shares of our common stock, upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution on our common stock;

(2) certain subdivisions and combinations of our common stock;

(3) the issuance to all or substantially all holders of our common stock of certain rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution on our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture will provide that upon conversion of the notes, holders will receive the rights related to such common stock pursuant to our stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion to the extent such rights remain in place at such time. However, in the case of our existing stockholder rights plan and any future rights plan that so provides, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the notes will be convertible into the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of any fundamental change.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will also adjust for any carry forward amount upon conversion regardless of the 1% threshold. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 114.2857 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (6) above.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction, but in no event less than 20 days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization (calculated in U.S. Dollars) of its equity securities of at least three times the market capitalization of Dendreon Corporation before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt.

Make Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” occurs, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by issuing additional shares of common stock upon conversion of the notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date or 10 trading days after the effective date of the fundamental change, if later. Any make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Fundamental Change (Number of Additional Shares)

	Effective Date
	June 11,	June 15,	June 15,	June 15,	June 15,	June 15,	June 15,	June 15,
Stock Price on Effective Date	2007	2008	2009	2010	2011	2012	2013	2014

$ 8.75	17.0213	17.0213	17.0213	17.0213	17.0213	17.0213	17.0213	17.0213
10.00	14.8674	14.0363	13.0502	11.9332	10.6149	9.1240	7.3853	2.7356
12.50	11.8910	11.1989	10.3156	9.2178	7.8579	6.1708	3.8400	0.0000
15.00	9.9346	9.3247	8.5631	7.6199	6.3999	4.8278	2.7518	0.0000
17.50	8.5417	7.9966	7.3394	6.4961	5.4345	4.0663	2.2788	0.0000
20.00	7.5002	7.0110	6.4231	5.6778	4.7384	3.5276	1.9769	0.0000
22.50	6.6737	6.2435	5.7080	5.0470	4.2089	3.1281	1.7538	0.0000
25.00	6.0259	5.6392	5.1455	4.5449	3.7840	2.8127	1.5778	0.0000
27.50	5.5046	5.1370	4.6846	4.1354	3.4355	2.5564	1.4343	0.0000
30.00	5.0564	4.7229	4.3042	3.7965	3.1502	2.3434	1.3146	0.0000
32.50	4.6877	4.3668	3.9784	3.5086	2.9096	2.1629	1.2135	0.0000
35.00	4.3685	4.0671	3.7036	3.2588	2.7041	2.0096	1.1268	0.0000
37.50	4.0671	3.8011	3.4625	3.0424	2.5245	1.8755	1.0517	0.0000
40.00	3.8291	3.5695	3.2542	2.8576	2.3706	1.7589	0.9857	0.0000
42.50	3.6192	3.3723	3.0697	2.6910	2.2320	1.6561	0.9278	0.0000
45.00	3.4306	3.1950	2.9078	2.5470	2.1102	1.5638	0.8759	0.0000
50.00	3.1051	2.8865	2.6250	2.2959	1.9014	1.4078	0.7885	0.0000
75.00	2.1378	1.9591	1.7771	1.5575	1.2771	0.9376	0.5241	0.0000
100.00	1.6624	1.5086	1.3481	1.1777	0.9653	0.7021	0.3882	0.0000

The hypothetical stock prices and additional change of control shares set forth above are based on certain assumptions and are for illustrative purposes only.

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•	if the stock price on the effective date is less than $8.75 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 114.2857 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Reporting Obligations

We will file in a timely fashion all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and deliver such reports to the trustee within 15 days after we are required to file such reports with the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or any purchase price, or fundamental change purchase price, including any make whole premium, due with respect to the notes, when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	default in the delivery when due of shares of common stock and any cash payable upon conversion with respect to the notes, which default continues for 10 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 75 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Dendreon for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under the caption above “Reporting Obligations,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 1.0% of the outstanding principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, other than to one or more of our wholly owned subsidiaries, unless:

•	the resulting, surviving or transferee corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction, no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such entity in such circumstances, except for a lease of our properties substantially as an entirety and, subject to certain other exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might, depending on the facts and circumstances, be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the right to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Any amendment to the indenture of the notes might, depending on the facts and circumstances, be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an amendment.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

The notes were issued in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes (and the holder so requests), DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We entered into a registration rights agreement with the initial purchaser. We have filed with the SEC a shelf registration statement, of which this prospectus forms a part thereof, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use commercially reasonable efforts to:

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until the earliest of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise and (3) the date that is two years from the last date of original issuance of the notes offered hereby.

We may, upon written notice to all holders of the notes, defer the effectiveness of the shelf registration statement if we are eligible for, and elect to utilize, the “automatic shelf” registration procedure, for a reasonable period not to exceed 90 days if we are engaged in non-public negotiations or other non-public business activities, disclosure of which would be required in such shelf registration statement, and our Board of Directors or a committee thereof determines in good faith that such disclosure would have a material adverse effect on our company and our subsidiaries taken as a whole.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement naming the holder and covering those securities is not effective, they may not be sold or otherwise transferred except in accordance with the provisions set forth under “Transfer Restrictions.”

We agreed in the registration rights agreement to give notice to holders of the filing and effectiveness of the shelf registration statement by issuing a press release. In order to be named as a selling security holder in the related prospectus at the time of effectiveness, the holder must complete and deliver a notice and questionnaire to us within 20 days of the holder’s receipt of notice from us of the filing of the registration statement. A copy of the notice and questionnaire may be obtained from us. See “Incorporation of Certain Documents by Reference.” After the shelf registration statement has been declared effective, upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will use our commercially reasonable efforts to file within 20 business days, such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below provided, however, that we will not be required to file a post-effective amendment more than one time in any one calendar quarter. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any 90-day period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

(a) the shelf registration statement has not become effective within 180 days after the earliest date of original issuance of any of the notes;

(b) the registration statement shall cease to be effective or fail to be usable, except as permitted in clause (d) below, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

(c) the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

Liquidated damages will not accrue under (a) or (b) above for up to an additional 90 days if we defer the filing or effectiveness of the shelf registration statement if we are engaged in non-public negotiations or other non-public business activities as described above.

In no event will liquidated damages accrue after the second anniversary of the date of latest issuance of the notes or at a rate per year exceeding 0.50% of the principal amount of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any liquidated damages with respect to such common stock or the principal amount of the notes converted.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement that has been filed by us with the SEC.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our common stock and a summary of our preferred stock. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock. Copies of our certificate of incorporation and bylaws may be obtained as described in “Where You Can Find More Information.”

Authorized Capital Stock

We are authorized to issue up to 160,000,000 shares of capital stock of which 150,000,000 shares are of common stock, par value $0.001 per share, and 10,000,000 shares are of preferred stock, par value $0.001 per share. As of August 3, 2007, 84,530,720 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably all dividends, if any, as may be declared form time to time by the board of directors out of the funds legally available. In the event of the liquidation, dissolution or winding up of Dendreon, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. Each share of our common stock possesses a right to purchase Series A junior participating preferred stock under certain circumstances.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, of which 1,000,000 shares have been designated as “Series A Junior Participating Preferred Stock.” Our board of directors may fix or alter from time to time the designation, powers, preferences and rights of the shares of each such new series. These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities, or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock.

Our board of directors may also fix or alter from time to time the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of the shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions Affecting Control of the Company

Delaware Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate and Bylaw Provisions.  The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described in “Where You Can Find More Information.”

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our President and Chief Executive Officer, or pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our board may only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors unless the board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. This may delay any attempt to replace our board of directors.

Our certificate of incorporation provides that stockholders may not act by written consent, but rather may only act at duly called meetings. Should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts.

Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as “Series A Junior Participating Preferred Stock,” and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

We have also implemented a stockholders’ rights plan, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our board of directors.

These provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth a summary of material United States federal income tax consequences of the acquisition, ownership, conversion and disposition of the notes and the ownership and disposition of our common stock received upon a conversion of notes.

This discussion:

•	is based on the current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” the existing applicable United States federal income tax regulations promulgated or proposed under the Internal Revenue Code, which we refer to as the “Treasury Regulations,” judicial authority and current administrative rulings and practice, each of which is subject to change, possibly with retroactive effect, and differing interpretations;

•	is applicable only to holders who:

•	are beneficial owners of notes or our common stock received upon a conversion of notes; and

•	hold the notes and our common stock received upon a conversion of notes as capital assets for United States federal income tax purposes;

•	does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	brokers;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	pension funds;

•	regulated investment companies and real estate investment trusts;

•	persons who own the notes or our common stock received upon a conversion of notes as part of a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for tax purposes;

•	U.S. holders (as defined below) whose “functional currency” for tax purposes is not the United States dollar;

•	certain individuals who terminated their United States citizenship or residency;

•	holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid United States federal income tax;

•	non-U.S. holders (as defined below) subject to special rules under the Internal Revenue Code, including “controlled foreign corporations” and “passive foreign investment companies”; and

•	partnerships or other pass-through entities and investors in such entities; and

•	does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including but not limited to, the United States federal gift tax and estate tax.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and tax consequences set forth below.

As used herein, the term “U.S. holder” means a beneficial owner of a note or our common stock received upon a conversion of notes that, for United States federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined by section 7701(a)(30) of the Internal Revenue Code, have the authority to control all of the substantial decisions of that trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. holders.

The tax consequences to a partner in a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, that holds notes or our common stock received upon a conversion of notes generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding an investment in notes and shares of our common stock.

The term “non-U.S. holder” means any beneficial owner of a note or common stock received upon a conversion of notes that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. A non-U.S. holder should review the discussion under the heading “— Non-U.S. Holders” below for more information.

This summary of material United States federal income tax considerations is for general information only and is not legal or tax advice. Investors considering the purchase of notes are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other United States federal tax other than the income tax, the laws of any state, local or non-United States taxing jurisdiction and any applicable treaty.

U.S. Holders

Stated Interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for United States federal income tax purposes.

Additional Payments

If we were to fail to fulfill certain obligations described under the headings “Description of the Notes — Registration Rights” and “Description of the Notes — Events of Default and Acceleration” above, then liquidated damages or other additional amounts would accrue on the notes in the manner described therein. Any such liquidated damages or other additional amounts should, for United States federal income tax purposes, be treated as additional interest on the notes and be included in the holder’s in gross income as interest income at the time the payment is made or accrues in accordance with the U.S. holder’s regular method of tax accounting.

According to the applicable Treasury Regulations, the possibility of additional payments on the notes will not affect the amount or timing of interest income recognized by a holder if, as of the date the notes are issued, this possibility is remote or the potential amount of the additional payments is incidental. We will take the position that (1) the possibility that we would be required to pay liquidated damages or other additional amounts on the notes is remote and (2) the amount of any such payments would be incidental. Based on this position, we intend to treat the notes as not being subject to the special rules governing contingent payment debt instruments, which, if applicable, would affect the timing, amount and character of income in respect of the notes.

Our position that the possibility of the payment of liquidated damages or other additional amounts is remote and that the amount of any such payment would be incidental is binding on each holder, unless the holder explicitly discloses a different position on that holder’s United States federal income tax return for the taxable year that includes the acquisition of a note. The Internal Revenue Service, however, may take a contrary position, which, if sustained, could affect the amount, timing and character of income on the notes.

Market Discount

A U.S. holder who acquires a note, other than at original issuance, at a cost less than the principal amount payable at maturity will be treated as having purchased the note with “market discount” unless the amount of the discount is de minimis, as determined under the Code. A U.S. holder generally must treat any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of any accrued market discount thereon not previously included in income. For this purpose, market discount on a note generally accrues ratably from the day after the date the holder acquires the note until the maturity date. Alternatively, a U.S. holder may make an irrevocable election to accrue market discount on a constant yield basis.

U.S. holders who incur or maintain indebtedness to purchase or carry a note with market discount may be required to defer all or a portion of any deduction for interest on that indebtedness until the maturity or, in certain circumstances, disposal of the note.

Upon the conversion of a note, any accrued market discount on the note not previously included in the holder’s income will carry over to the common stock received in exchange for the converted note. To the extent of such accrued market discount, any gain realized on the disposition of such common stock will be treated as ordinary income.

In lieu of recognizing accrued market discount upon a note’s taxable disposition, a U.S. holder may elect to currently include market discount in gross income as it accrues, generally as interest income. The rules, discussed above, treating certain gain on the taxable disposition of notes or our common stock with market discount as ordinary income and deferring interest deductions for indebtedness that finances the acquisition or carrying of notes with market discount will not apply to U.S. holders electing to currently include accrued market discount. This election, if made, generally will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

Amortizable Bond Premium

A U.S. holder who acquires a note, other than at original issuance, at a cost greater than the principal amount payable at maturity generally will be considered to have acquired the note with bond premium for United States federal income tax purposes, except to the extent that this excess is attributable to the note’s conversion feature. The amount attributable to a note’s conversion feature may be determined under any reasonable method, including by comparing the note’s market value at the time of acquisition with the market prices of similar notes without a conversion feature.

A U.S. holder may elect to amortize bond premium using a constant yield method over the remaining term of the notes. Bond premium is generally amortized by offsetting stated interest on the note received or accrued in each taxable year under the holder’s regular tax method of accounting, which otherwise would be included in the holder’s income, by the amount of the premium allocable to that taxable year, as determined under the Treasury Regulations. To the extent that the amortizable bond premium allocated to a taxable year exceeds the amount of stated interest received or accrued in that year, a U.S. holder may deduct this excess premium to the extent (1) the holder’s total stated interest inclusions in prior taxable years exceed (2) the aggregate amount of stated interest offset by amortizable bond premium in prior taxable years. Any amortizable bond premium allocable to a taxable year that neither offsets stated interest nor is deducted in that year is carried forward and treated as being allocable to the subsequent taxable year.

An electing U.S. holder’s tax basis in the notes must be reduced by the amount of amortizable bond premium offsetting stated interest or deducted.

A U.S. holder’s election to amortize bond premium applies to all debt obligations held or subsequently acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. If this election is not made, then the holder will be required to include all stated interest in gross income without reduction for bond premium.

Upon the sale or other taxable disposition of a note, any unamortized bond premium, which is reflected in the note’s basis at the time of disposition, will either reduce the gain or increase the loss recognized upon such disposition. Upon conversion of a note into shares of our common stock, a U.S. holder may not deduct any unamortized bond premium on such note. Any unamortized bond premium at the time of conversion will be reflected in the basis of the shares of common stock received in such a conversion.

Sale, Exchange, Repurchase or Other Taxable Disposition of the Notes

Except as described under the headings “— Market Discount” or “— Amortizable Bond Premium” above or under the heading “— Conversion of Notes” below, upon a sale, exchange, repurchase, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss will be measured by the difference, if any, between:

•	the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for notes, excluding any such amount attributable to accrued but unpaid interest not previously included in income, and

•	the U.S. holder’s adjusted tax basis in such notes.

Any amount received by the U.S. holder attributable to accrued but unpaid interest not previously included in income will be taxed as ordinary interest income.

A U.S. holder’s adjusted tax basis in a note generally will be equal to the holder’s initial investment in such note, increased by any market discount with respect to such note that the holder included in income, and decreased by the amount of any principal payments received by such holder and by any premium amortized by such holder with respect to such notes.

Gain or loss recognized by a U.S. holder generally will be capital gain or loss and, if such holder held the note for more than one year at the time of the disposition, long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder’s conversion of a note into our common stock will not be a taxable event, except with respect to any cash received in lieu of a fractional share of our common stock and any shares of common stock received with respect to accrued but unpaid interest not previously included in income, which will be taxed as ordinary interest income. A U.S. holder will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the U.S. holder’s tax basis attributable to the fractional share.

A U.S. holder’s tax basis in our common stock received upon a conversion of notes, other than shares received with respect to accrued but unpaid interest not previously included in income, will be the same as the U.S. holder’s tax basis in the converted notes at the time of conversion, reduced by any tax basis allocated to a fractional share. A U.S. holder’s tax basis in shares of our common stock received with respect to accrued but unpaid interest not previously included in income will be equal to the fair market value of such shares. A U.S. holder’s holding period for the common stock received will include the U.S. holder’s holding period for the note converted, except that the holding period for any shares received with respect to accrued but unpaid interest not previously included in income will commence on the day after the date of conversion.

Conversion Rate Adjustments

Under certain circumstances described under the heading “Description of the Notes — Conversion Rights” above, the conversion rate of the notes may be adjusted. The United States federal income tax treatment to a U.S. holder of such a conversion rate adjustment is unclear.

If at any time we distribute cash or other property to our stockholders that would be a taxable distribution to them for United States federal income tax purposes and the conversion rate of the notes is increased, then this increase may be treated as a deemed taxable distribution to the holders of the notes. Such a deemed distribution generally will occur where the conversion rate adjustment either (1) is made to compensate holders of the notes for any cash or other property distributions made to our stockholders or (2) does not merely have the effect of preventing dilution of the interests of holders of the notes in our earnings and profits or assets. In this regard, an increase in the conversion rate in accordance with the anti-dilution provisions of the notes in the event of stock dividends or the distribution of rights to our stockholders to subscribe for our stock generally should not result in such a deemed distribution. Any deemed distributions resulting from any adjustment to the conversion rate would be treated, at the time of the conversion rate adjustment, as either taxable dividends, a return of capital or capital gain, as discussed below under the heading “— Distributions on Common Stock.” The amount of any such deemed distribution taxable as a dividend to a U.S. holder will increase such holder’s tax basis in its notes.

We will be required to increase the conversion rate of the notes in connection with a fundamental change described above under the heading “Description of Notes — Make Whole Premium Upon a Fundamental Change.” The United States federal income tax treatment to a U.S. holder of such a change in conversion rate is unclear. We intend to take the position that any such increase should not result in a deemed distribution to U.S. holders. Alternatively, such a change in conversion rate could result in a deemed distribution, subject to the treatment described in the previous paragraph.

Holders of the notes should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion rate of the notes.

Distributions on Common Stock

Distributions to a U.S. holder with respect to shares of our common stock received upon a conversion of notes, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. Dividends will be taxable to a U.S. holder as ordinary income.

To the extent that a U.S. holder receives a distribution with respect to our common stock that would have constituted a dividend for United States federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which will reduce the holder’s tax basis in its shares of our common stock and, thereafter, will be treated as capital gain.

Dividends received by individual and other non-corporate U.S. holders on our common stock in taxable years beginning on or before December 31, 2010 may be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met. Dividends paid to corporate U.S. holders may qualify for a dividends received deduction, provided that certain conditions are met. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Sale or Other Taxable Disposition of Common Stock

Unless a non-recognition provision applies or to the extent shares of our common stock were received upon a conversion of notes with accrued market discount (see the discussion under the heading “— Market Discount” above), gain or loss realized by a U.S. holder on a sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for United States federal income tax purposes and, if such holder’s holding period in such common stock exceeds one year, long-term capital gain or loss. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed common stock and such U.S. holder’s adjusted tax basis in the common stock, determined as described in the discussion under the heading “— Sale, Exchange, Repurchase or Other Taxable Disposition of the Notes” above. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest on the Notes

All interest payments on the notes made to a non-U.S. holder generally will be exempt from United States federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, in the case of an applicable tax treaty, is not attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Internal Revenue Code; and

•	the non-U.S. holder of the note certifies, under penalty of perjury, prior to the payment of interest on a properly executed and delivered Internal Revenue Service Form W-8BEN or appropriate substitute form that it is not a “United States person” for United States federal income tax purposes.

The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Under the Treasury Regulations, this certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that the intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are met.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal withholding tax at a gross rate of 30%, subject to an exemption or reduction under an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, as described under the heading “— United States Trade or Business” below. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to the applicable income tax treaties. A non-U.S. holder may meet the certification requirements under this paragraph by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our agent.

Additional Payments

In the unlikely event that we are required to pay liquidated damages, as described under the heading “Description of the Notes — Registration Rights” above or other additional amounts described under the heading “Description of the Notes — Events of Default and Acceleration” above, absent further guidance from the Internal Revenue Service, we intend to treat the payment of such amounts as interest subject to withholding tax to the extent described under the heading “— Interest on the Notes” above. Non-U.S. holders who may be subject to withholding tax on any payments of liquidated damages or other additional amounts should consult their own tax advisors, in the event that any such payments are made, as to whether a refund may be obtained for all or a portion of the withholding tax on the grounds that the additional interest constitutes “portfolio interest” within the meaning of the Internal Revenue Code or otherwise.

Conversion of the Notes

A non-U.S. holder’s conversion of notes into our common stock will not be a taxable event, except with respect to any cash received in lieu of a fractional share of our common stock and any common stock received with respect to accrued but unpaid interest not previously included in income, which will be taxed as ordinary interest income. See “— Interest on the Notes” above. A non-U.S. holder will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between such cash received and the non-U.S. holder’s tax basis attributable to the fractional share. See “— Sale, Exchange, Repurchase or Other Taxable Disposition of the Notes” below.

Sale, Exchange, Repurchase or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding, any gain realized by a non-U.S. holder on a sale, exchange, repurchase, redemption or other taxable disposition of the notes, including a conversion of the notes to the extent cash is received in lieu of a fractional share of our common stock, generally will be exempt from United States federal income and withholding tax, unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of an applicable income tax treaty, is attributable to a permanent establishment of such non-U.S. holder, (2) in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, (3) we are or have been a “United States real property holding corporation,” as defined in the Internal Revenue Code, at any time within the shorter of the five year period preceding such sale or disposition and the period the non-U.S. holder held the notes or (4) to the extent the proceeds relate to accrued but unpaid interest not previously included in income, which proceeds will be treated as such. See “— Interest on the Notes” above.

Conversion Rate Adjustments

As discussed under the heading “— U.S. Holders — Conversion Rate Adjustments” above, an adjustment to the conversion rate of the notes could give rise to a deemed distribution to holders of notes for United States federal income tax purposes. Any such deemed distributions with respect to a non-U.S. holder generally would be subject to the rules described under the heading “— Distributions on Common Stock” below.

Distributions on Common Stock

Dividends paid, including deemed distributions on the notes described under the heading “— Conversion Rate Adjustments” above, to a non-U.S. holder of our common stock generally will be subject to United States withholding tax at a gross rate of 30%, subject to any exemption or reduction under an applicable income tax treaty, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, as described under the heading “— United States Trade or Business” below. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim any reduction of or exemption from withholding tax pursuant to an applicable income tax treaty, which may be satisfied by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our agent.

Sale or Other Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless (1) the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States and, in the case of an applicable income tax treaty, is attributable to a permanent establishment of such non-U.S. holder, (2) in the case of a non-U.S. holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (3) we are or have been a “United States real property holding corporation,” as defined in the Internal Revenue Code, at any time within the shorter of the five year period preceding such sale or other disposition and the period the non-U.S. holder held the common stock and the note.

United States Trade or Business

For purposes of the discussion below, income or gain with respect to the notes or common stock received upon a conversion of notes is generally considered United States trade or business income if it is:

•	effectively connected with the conduct by the non-U.S. holder’s conduct of a United States trade or business; and

•	in the case of a treaty resident, attributable to the holder’s permanent establishment in the United States or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder.

Non-U.S. holders generally will be taxed on any United States trade or business income in the same manner as U.S. holders. See “— U.S. Holders” above. Non-U.S. holders will be required to provide a properly executed Internal Revenue Service Form W-8ECI or appropriate substitute to claim any available exemption from income or withholding tax.

Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal income or withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from income or withholding tax pursuant to an applicable income tax treaty.

Corporate non-U.S. holders with income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional “branch profits tax” at a gross rate of 30% on their effectively connected income, subject to exemption or reduction by any applicable income tax treaty.

United States Real Property Holding Corporations

The forgoing discussion of the United States federal tax consequences to non-U.S. holders assumes that we are not and have not been, at any relevant time, a “United States real property holding corporation,” within the meaning of the Internal Revenue Code. Under present law, we would not be a United States real property holding corporation, so long as on certain determination dates the fair market value of our “United States real property interests” is less than 50% of the sum of the fair market value of our United States real property interests, our interests in non-United States real property and our other assets that are used or held in a trade or business. We believe that we are not, have never been and do not expect to become a United States real property holding corporation.

In the event that we become a United States real property holding corporation, any gain recognized on a disposition of notes or our common stock issuable upon conversion of notes by a non-U.S. holder who has held more than 5% of any class of our publicly traded stock may be subject to United States federal income tax, including any applicable withholding tax.

Backup Withholding and Information Reporting

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments we may make on the notes or our common stock received upon the conversion of the notes, including any deemed payment upon issuance of our common stock pursuant to a conversion of the notes, the proceeds of the sale or other disposition of the notes or our common stock or any dividends on our common stock. In addition, backup withholding may apply, currently at a rate of 28%, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required (ii) fails to certify that the holder is eligible for an exemption to backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the Internal Revenue Service.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the Internal Revenue Service the amount of any principal, interest and dividends, if any, paid on the notes or our common stock. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding, currently at a rate of 28%, will not apply to payments of interest or dividends with respect to which either the requisite certification that the non-U.S. holder is not a United States person for United States federal income tax purposes, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a United States person for United States federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale or other disposition of notes or our common stock effected through a non-United States office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a non-United States partnership with significant United States ownership or a United States branch of a non-United States bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a United States office of any broker, unless (1) the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and (2) the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to Merrill Lynch & Co., to whom we refer to in this prospectus as the “initial purchaser,” in a transaction exempt from the registration requirements of the federal securities laws. The initial purchaser resold the notes to persons reasonably believed by it to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. Set forth below are the names of the selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

	Aggregate Principal	Percentage of	Common Stock
	Amount of Notes	Notes	Owned Prior to	Common Stock
Name	that may be Sold	Outstanding	Conversion	Registered(1)

CNH CA Master Account, L.P.(2)	$5,000,000	5.9%	—	486,322
DKR Soundshore Oasis Holding Fund Ltd.	2,000,000	2.3	—	194,528
Eagle Rock Institutional Partners L.P.(3)	2,400,000	2.8	—	233,434
Forest Global Convertible Master Fund L.P.(4)	1,228,000	1.4	—	119,440
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio(4)	24,000	*	—	2,334
GLG Market Neutral Fund(5)	2,500,000	2.9	—	243,161
Guggenheim Portfolio Company XXXI, LLC(6)	147,000	*	—	14,297
HFR CA Global Opportunity Master Trust(4)	450,000	*	—	43,768
HFR RVA Select Performance Master Trust(4)	42,000	*	—	4,085
HFR RVA Combined Master Trust(6)	60,000	*	—	5,835
ICM Business Trust(7)	360,000	*	—	35,015
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	125,000	*	—	12,158
Institutional Benchmarks Master Fund LP(4)	239,000	*	—	23,246
Ionic Capital Master Fund Ltd.(7)	640,000	*	—	62,249
JMG Capital Partners, L.P.(8)	2,000,000	2.3	—	194,528
Linden Capital L.P.	2,500,000	2.9	—	243,161
LLT Limited(9)	251,000	*	—	24,413
Lyxor/Forest Fund Limited(4)	1,766,000	2.1	—	171,768
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	112,000	*	—	10,893
Quattro Fund Ltd.	938,000	1.1	—	91,234
Quattro Multistrategy Masterfund LP	75,000	*	—	7,294
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited(10)	2,375,000	2.8	—	231,002
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited(10)	125,000	*	—	12,158
Whitebox Convertible Arbitrage Partners, LP(6)	1,293,000	1.5	—	125,762
All other holders of notes or future transferees, pledgees, donees or successors of any such holders(11)	58,600,000	68.7		5,699,693

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 97.2644 shares of common stock per $1,000 principal amount of the notes. This conversion rate will be subject to adjustment as described under “Description of the notes — Conversion rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	CNH Partners, LLC is an investment advisor for this selling securityholder and has sole voting and dispositive power over the notes held by it. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(3)	Nader Tavakoli has voting power and investment control over the notes owned by this selling securityholder.

(4)	Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes owned by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc.., which is controlled by Michael A. Boyd.

(5)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of this selling securityholder and has voting and dispositive power over the securities held by this selling securityholder. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by this selling securityholder. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the selling securityholder, except for their pecuniary interest therein.

(6)	Andrew Redleaf has voting power and investment control over the notes owned by this selling securityholder.

(7)	Ionic Capital Partners LP is the investment advisor for this selling securityholder and has voting and investment control over the securities held by it. Ionic Capital Management LLC controls Ionic Capital Partners LP. Bart Baum, Adam Radosti and Daniel Stone collectively control Ionic Capital Management LLC and therefore have ultimate voting and investment control over the securities. Ionic Capital Partners LP, Ionic Capital Management LLC and Messrs. Baum, Radosti and Stone each disclaim beneficial ownership of the securities held by this selling securityholder except to the extent of its pecuniary interest therein.

(8)	JMG Capital Partners, L.P. is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Capital Partners, L.P.’s investments, including the Registrable Securities. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Capital Partners, L.P.’s portfolio holdings.

(9)	Forest Investment Management LP has sole voting control and shared investment control with respect to the notes owned by this selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd, Inc., which is controlled by Michael A. Boyd.

(10)	This selling securityholder is a fund that cedes investment control to its investment manager, UBS O’Connor LLC. The investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange.

(11)	Information about other selling securityholders will be set forth in supplements or amendments to this prospectus, if required.

The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

PLAN OF DISTRIBUTION

The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common stock covered by this prospectus. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $435,000 (not including the initial purchaser’s discount, or the fees and expenses of its counsel and other expenses payable by the initial purchaser in connection with the offering).

We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commission, if any.

The notes and the common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. It is possible that selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the selling securityholders may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our shares of common stock are quoted on the Nasdaq Global Market under the symbol “DNDN.”

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, in connection with any resales of the notes, selling securityholders must deliver a prospectus meeting the requirements of the Securities Act. Selling securityholders may fulfill their prospectus delivery requirements with respect to the notes with this prospectus.

The notes were issued and sold on June 11, 2007 and July 11, 2007 to the initial purchaser in transactions exempt from the registration requirements of the federal securities laws. We have agreed to indemnify the initial purchaser, the directors, officers, partners, employees, representatives and agents of the initial purchaser and each selling securityholder including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder has agreed severally and not jointly, to indemnify us, our directors and officers and each person, if any, who controls us within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.

The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the notes and the underlying common stock.

We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until July 11, 2009, or the earlier of (1) the sale pursuant to the registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference reports, proxy statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act and applicable SEC rules) made with the SEC under 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 14, 2007 (File No. 000-30681), as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, as filed with the SEC on April 13, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Our Current Reports on Form 8-K that were filed on January 4, 2007, March 30, 2007, April 10, 2007, May 9, 2007, May 21, 2007, June 4, 2007, June 6, 2007, June 12, 2007 and July 10, 2007.

Any statements made in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

Requests for documents should be directed to Investor Relations, Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, telephone number (206) 256-4545. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this document.

LEGAL MATTERS

The validity of the notes and shares of common stock issuable upon conversion of the notes will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Dendreon Corporation appearing in Dendreon Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Dendreon Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Dendreon Corporation management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the securities being registered. All amounts are estimates except the SEC registration statement filing fee.

Amount to
be Paid

SEC registration statement filing fee	$2,618
Fees of trustee, registrar and transfer agent	10,000
Legal fees and expenses	200,000
Accounting fees and expenses	90,000
Miscellaneous	132,382

Total	$435,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The registrant’s bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation law. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide its officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation law. The registrant maintains liability insurance for its directors and officers.

Item 16.	Exhibits.

Exhibit
No.	Description

3.1	Certificate of Incorporation(1)
3.2	Amended and Restates Bylaws(2)
4.1	Specimen Common Stock certificate(3)
4.2	Rights Agreement dated as of September 18, 2002 between the registrant and Mellon Investor Services LLC (including the exhibits thereto)(4)
4.3	Registrant’s Certificate of Designation of Series A Junior Participating Preferred Stock(4)
4.4	Indenture dated as of June 11, 2007 between Dendreon Corporation and The Bank of New York Trust Company, N.A.(5)
4.5	Registration Rights Agreement dated as of June 11, 2007 among Dendreon Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated(5)
5.1	Opinion of Jones Day

Exhibit
No.	Description

12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Jones Day (included in Exhibit 5.1)
24.1	Power of Attorney
25	Form of T-1 Statement of Eligibility of the Trustee Indenture Act of 1939, as amended

(1)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-30681).

(2)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 000-30681).

(3)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-31920).

(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on September 25, 2002 (File No. 000-30681).

(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on June 12, 2007 (File No. 000-30681).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus require by Section 10(a)(3) of the Securities Act of 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in the post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 43)b or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on this 10th day of August 2007.

Dendreon Corporation:

By:	/s/ MITCHELL H. GOLD, M.D.
Mitchell H. Gold, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MITCHELL H. GOLD, M.D. Mitchell H. Gold, M.D.	Chief Executive Officer (Principal Executive Officer and Director)	August 10, 2007

/s/ GREGORY T. SCHIFFMAN Gregory T. Schiffman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 10, 2007

/s/ GREGORY R. COX Gregory R. Cox	Principal Accounting Officer	August 10, 2007

* Richard B. Brewer	Chairman of the Board of Directors	August 10, 2007

* Susan B. Bayh	Director	August 10, 2007

Gerardo Canet	Director

Bogdan Dziurzynski	Director

M. Blake Ingle, Ph.D.	Director

Signature	Title	Date

* Ruth B. Kunath	Director	August 10, 2007

* David L. Urdal, Ph.D.	Director	August 10, 2007

* Douglas G. Watson	Director	August 10, 2007

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission herewith, by signing his name hereto, does hereby sign and deliver to this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ RICHARD F. HAMM, JR.
Richard F. Hamm, Jr.
Attorney-in-fact